Exhibit 10.13

April 23, 2024

Douglas Carlson

Re: Employment Terms

Dear Doug:

Avalyn Pharma, Inc. (the “Company”) is pleased to offer you employment beginning on May 1st, 2024 (the “Start Date”).

Position

Your initial position will be Chief Financial Officer/Chief Business Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Chief Executive Officer. You will work remotely from your home office in Milton, Massachusetts. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation and Benefits

Salary. Your initial base salary will be paid at the rate of $425,000.00 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Annual Bonus: You will also be eligible to earn an annual discretionary bonus. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant, in an amount targeted at no less than 40% of your base salary. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. For calendar year 2024, you will be eligible for a pro rata bonus based on the number of full months during which you are employed during 2024.

As a full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits that the Company may make available to you from time to time. The Company reserves the right to modify or terminate these benefits from time to time. In addition to the Company’s annual holiday schedule, you will be entitled to twenty (20) days of paid vacation per calendar year, which will accrue over the calendar year in equal installments at the beginning of each pay period. Your accrued paid vacation is subject to a cap of one-and-one-half times (1.5x) your annual vacation time accrual, meaning, you shall not accrue any vacation time in excess of thirty (30) days at any given time while employed by the Company. In addition to vacation accrual, you shall accrue paid sick leave in accordance with Company policies and applicable local law. All paid time off, including both vacation and sick leave, except as required by local law, is subject to change in accordance with changes in Company policies.

Avalyn Pharma Inc. │ 245 First St., 18th Floor │ Cambridge, MA 02142

www.avalynpharma.com

Equity

Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 5,204,847 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2022 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your continuous service as an employee, officer, director or consultant to the Company or a Parent (as defined in the Plan) or Subsidiary (as defined in the Plan) of the Company as of each such date.

Termination Benefits

(a)
Separation Benefits. In the event that your employment is terminated by the Company without Cause or you terminate your employment following the occurrence of Good Reason, at any time outside of the Acquisition Protected Period, subject to your compliance with Section (c) hereof, you will be entitled to receive the following (“Separation Benefits”):
(i)
The Company agrees to pay you as severance a lump sum payment in the gross amount equivalent to (x) six (6) months of your base salary in effect as of the date of your Separation (as defined below) plus (y) your target bonus, as defined in the “Annual Bonus” Paragraph above, for the year in which the Separation occurs, less all applicable withholdings (the “Severance”). Subject to the foregoing, the Severance will be paid within ten (10) days following the date the Release becomes effective, provided however, that if the period between your Separation and the Release Deadline (as defined below) spans two (2) calendar years, the Severance will not be paid until the later calendar year (subject to the Release becoming effective);
(ii)
Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay its applicable portion of the insurance premiums to continue your and your eligible dependents’ existing health benefits, at the same level of coverage as in effect immediately prior to the Separation, through the date that is the earlier of (a) six (6) months following your Separation, (b) the date that you secure alternate employment that offers comparable health coverage benefits, or (c) the date you cease to be eligible for COBRA coverage for any reason, including plan termination (the “COBRA Benefit”); and
(iii)
the post-termination exercise period for you to exercise any then vested shares subject to the Option and any other outstanding option that has been granted shall be extended to the two-year anniversary of the Separation date, subject to the expiration date of the applicable option, the terms of the Plan and approval by the Board (the “Post-Term Exercise Extension”). You acknowledge that exercise of an incentive stock option more than three (3) months after employment ceases will cause the option to be reclassified as a non-qualified stock option under applicable tax laws and, in that case, you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the option.

(b)
CIC Benefits: In the event that, within the “Acquisition Protected Period” the Company or its successor terminates your employment other than for Cause or you resign from the Company for Good Reason, subject to your compliance with Section (c) hereof, you will be entitled to receive the following (“CIC Benefits”):

(i) the COBRA Benefit (multiplied by 1.5), the Severance and Post-Termination Exercise Extension as provided for in Sections (a)(i), (ii), and (iii) above; and

(ii) the Company agrees to accelerate the vesting as to one hundred percent (100%) of all outstanding unvested shares subject to the Option, and any other outstanding option that has been granted to you (the “CIC Accelerated Equity”) such that the CIC Accelerated Equity will vest and become fully exercisable as of your Separation.

(c)
Release: You will not be eligible for Separation Benefits or CIC Benefits under Sections (a) or (b) unless you have executed a general release of all claims that you may have against the Company (or its successor) or entities or persons affiliated with the Company (or its successor), in a form reasonably acceptable to the Company (including nondisparagement, non-competition, and cooperation provisions) (the “Release”). You must execute and return the Release on or before the date specified by the Company (or its successor) in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be the date that is later than fifty-two (52) days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits under Section (a) or (b) (i.e., the Separation Benefits or the CIC Benefits).
(d)
Definitions:
(i)
“Acquisition Protected Period” means the period beginning on the date that is three (3) months prior to, and ending twelve (12) months following, the consummation of an Acquisition (as defined in the Plan).
(ii)
“Cause” means (A) your unauthorized use or disclosure of the Company’s confidential information or trade secrets which use or disclosure causes material harm to the Company, (B) your material breach of the Employee Confidential Information and Inventions Assignment Agreement any other written agreement between you and the Company, or willful violation of Company’s written policies or rules, provided the Company shall give you written notice of the alleged failure and thirty days to cure, if cure is possible, (C) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (D) your willful misconduct including fraud, embezzlement, or material dishonesty, during the course of your duties, or (E) your willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employee, if the Company has requested your cooperation; provided that no act or omission by you shall be considered “willful”, unless done or failed to be done without your good faith belief that such act or omission was in the best interests of the Company.
(iii)
“Good Reason” means without your written consent, the occurrence of any of the following: (A) a material diminution in your authorities, title, reporting relationships, duties or responsibilities, provided that, within twelve (12) months following an Acquisition, a mere change of title alone solely in connection with an Acquisition shall not constitute such a material diminution; (B) a material breach by the Company of this Offer Letter Agreement or any other written agreement between you and the Company; or (C) the requirement that you change your principal office from a telecommute position to a facility that increases your one-way commute by more than twenty-five (25) miles from your telecommute location in Massachusetts; or (D) the Company’s failure to require any successor in interest, including to substantially all of its assets, to assume the material obligations of this Offer Letter Agreement. In order for a resignation of employment to be for “Good Reason,” (Y) you must have provided the Company with written notice of the event that you believe may constitute “Good Reason” within sixty (60) days following the occurrence of the event, and the Company must have failed to cure the condition(s) that you allege constitute(s) “Good Reason” within thirty (30) days after receipt of your written notice (“Cure Period”), and (Z) you must deliver a written resignation and in fact terminate your employment with the Company within thirty (30) days following the expiration of the Cure Period.
(iv)
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code and the regulations thereunder.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. As additional consideration, you shall receive $500 from Company in exchange for your agreement to the restrictions in Section 6 of the Employee Confidential Information and Inventions Assignment Agreement.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, and any other statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Employee Confidential Information and Inventions Assignment Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be executed in counterparts and may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * *

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by April 25, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely,

/s/ Lyn Baranowski
Lyn Baranowski

Understood and Accepted:

/s/ Douglas Carlson	April 23, 2024
Douglas Carlson	Date

Douglas.carlson@gmail.com

Attachment: Employee Confidential Information and Inventions Assignment Agreement